   As filed with the Securities and Exchange Commission on September 4, 1998
                                                      REGISTRATION NO. 333-58849
================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            LIFEQUEST MEDICAL, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                                                74-2559866
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

                         12961 PARK CENTRAL, SUITE 1300
                            SAN ANTONIO, TEXAS 78216
                                 (210) 495-8787
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           ------------------------

                              RANDALL K. BOATRIGHT
                           EXECUTIVE VICE PRESIDENT,
                     CHIEF FINANCIAL OFFICER AND SECRETARY
                            LIFEQUEST MEDICAL, INC.
                         12961 PARK CENTRAL, SUITE 1300
                            SAN ANTONIO, TEXAS 78216
                                 (210) 495-8787
           (Name, address, including zip code and telephone number,
                  including area code, of agent for service)

                           ------------------------

                                    Copy to:
                               PHILLIP M. RENFRO
                          FULBRIGHT & JAWORSKI L.L.P.
                         300 CONVENT STREET, SUITE 2200
                           SAN ANTONIO, TEXAS  78205
                               (210) 224-5575

                           ------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           ------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

P R O S P E C T U S


                                 370,000 SHARES

                            LIFEQUEST MEDICAL, INC.


                                  COMMON STOCK

                           ------------------------

         This Prospectus has been prepared for use in connection with the proposed sale or distribution by certain stockholders (the "Selling Stockholders") of an aggregate of 370,000 shares (the "Shares") of common stock, par value $.001 per share ("Common Stock"), of LifeQuest Medical, Inc. (the "Company"). The Shares may be sold from time to time by or for the account of the Selling Stockholders in the over-the-counter market, on the National Association of Securities Dealers Automated Quotation System, Inc. ("NASDAQ") or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions.

         The Common Stock is traded on the NASDAQ SmallCap Market System (the "SmallCap Market") under the symbol "LQMD." On September 3, 1998, the last reported sale price for the Common Stock on the SmallCap Market was $1.50 per share.

         The Company will receive no portion of the proceeds of the sale of the Shares offered hereby and will bear all costs and expenses incident to their registration. See "Plan of Distribution."

         The Shares have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the states in which such transactions occur, or the existence of any exemption from registration.

                           ------------------------

        PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET
                    FORTH UNDER THE CAPTION "RISK FACTORS."

                           ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECU-
       RITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is September 4, 1998

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "SEC") in Washington, D.C., a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. Certain of the information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Company and the securities offered by this Prospectus. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available for inspection and copies of such materials may be obtained upon payment of the fees prescribed therefor by the rules and regulations of the SEC from the SEC, at its principal offices located at Judiciary Plaza, 450 Fifth Street, Room 1024, Washington, D.C. 20549, and at the following regional offices of the SEC:
Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, Suite 1300, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 upon the payment of the fees prescribed by the SEC. The SEC maintains a WorldWide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

                       INCORPORATION OF CERTAIN DOCUMENTS

         The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31 and June 30, 1998, respectively, and the Company's Current Report on Form 8-K dated July 1, 1998 are hereby incorporated herein by reference.

         The description of the Company's Common Stock, which is contained under the caption "Description of Capital Stock" in the Registration Statement on Form S-1 dated August 19, 1992 (Registration No. 33-49196), as post-effectively amended by the Registration Statement on Form S-1 dated August 20, 1992 (Registration No. 33-51046), and the description of the Company's Common Stock Purchase Rights set forth in the Registration Statement on Form 8-A dated June 20, 1995, are hereby incorporated herein by reference.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the Registration Statement of which this Prospectus is a part with respect to registration of the Shares, shall be deemed to be incorporated by reference in this Prospectus and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or replaces such statement.

         The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to: LifeQuest Medical, Inc., 12961 Park Central, Suite 1300, San Antonio, Texas 78216, Attention: Randall K. Boatright, telephone (210) 495-8787.

                                  THE COMPANY

         LifeQuest Medical, Inc., a Delaware corporation (the "Company"), and its subsidiary, ValQuest Medical, Inc., a Nevada corporation ("ValQuest"), are primarily engaged in the development, manufacture and distribution of instruments, equipment and surgical supplies used in minimally invasive surgery ("MIS"). A glossary of technical terms used herein can be found on page 15 of this Prospectus.

         Minimally invasive surgery, a rapidly growing field, involves surgical procedures, accomplished without a major incision, through strategically placed punctures in a patient's body. These procedures generally result in reduced patient discomfort, reduced risks of infection and greatly shortened hospitalization, thereby decreasing overall costs. MIS products include a wide variety of reusable and disposable items such as endoscopes, trocars, trocar sleeves/cannulas, video systems, mechanical and laser-related cutting devices, stapling systems, electrocautery systems, suction and irrigation systems, graspers and dissectors and hand-operated retractors. The products are used by surgeons in hospitals and outpatient surgery facilities.

         In June 1998, the Company acquired approximately 4% of the membership interests of Ana-Tech, L.L.C., a developmental stage company engaged in the development, manufacturing and distribution of fecal incontinence devices. Ana-Tech, LLC is a Nevada limited liability company and has one class of membership interests. As a member of Ana-Tech, the Company has the right, along with the other members, to participate in elections of managers of Ana-Tech, LLC and to receive distributions of Net Cash Flow and Net Capital Proceeds (each as defined in the Operating Agreement of Ana-Tech, LLC) on a pro-rata basis in accordance with the Company's percentage of ownership of Ana-Tech, LLC. Allocations of profit and loss of Ana-Tech, LLC will be allocated among the members of Ana-Tech, LLC pro-rata in accordance with percentage of ownership.

         In January 1998, the Company acquired approximately 20% of the voting common stock of TFX Holding Co. ("TFX"), a business development subsidiary of Teleflex, Inc. TFX owns the Dexterity(R) Pneumo Sleeve and the Dexterity(R) Protractor, which the Company distributes pursuant to a distribution agreement with TFX.

         The Pneumo Sleeve is a device which allows the surgeon to insert one hand into the abdominal cavity while preserving pneumoperitoneum during laparoscopic surgery. This new surgical modality, called Hand Assisted Laparoscopic Surgery (HALS), is a hybrid between open and laparoscopic surgery. This enabling technology is expected to greatly increase the number of advanced minimal access surgeries as well as the number of surgeons who perform these procedures.

         In addition to being used with the Dexterity(R) Pneumo Sleeve, the Dexterity(R) Protractor is used as a stand-alone product for open surgery, providing atraumatic retraction and wound protection.

         The Company acquired Mishbucha, Inc. d/b/a Medex Surgical, a Texas corporation ("Medex"), effective September 1997. Medex is located in Dallas, Texas, and distributes instruments, equipment and surgical supplies used in MIS.

         The Company acquired W.H. Bookwalter and Associates, Inc., a Vermont corporation ("Bookwalter"), effective September 1997. Bookwalter is located in Milford, Massachusetts, and develops, manufactures and distributes equipment, instruments and surgical supplies used in MIS.

         Effective June 1997, the Company acquired Trimedica, Inc., a Colorado corporation located in Colorado Springs, Colorado, which distributes instruments, equipment and surgical supplies used in MIS.

         The Company acquired Klein Medical, Inc., a Texas corporation ("Klein"), in November 1996 and Val-U-Med, Inc., a Georgia corporation ("Val-U-Med"), in December 1996, private companies located in San Antonio, Texas and Atlanta, Georgia, respectively. Both companies, which became wholly owned subsidiaries of the Company, distribute instruments, equipment and surgical supplies used in MIS.

         In February 1996, the Company completed the merger of GM Engineering, Inc., a California corporation ("GM Engineering"), with and into LifeQuest Endoscopic Technologies, a wholly owned subsidiary of the Company ("LQET").

         In May 1994, the Company and Valdor Fiber Optics of San Jose, California, formed a corporate venture, ValQuest, which is an 82% owned subsidiary of the Company. ValQuest's patented Impact Mount(TM) technology is being used to develop proprietary, autoclavable (heat sterilizable), flexible, fiber optic endoscopes which are expected to have applications in the MIS field.

         The Company intends to continue to allocate its resources toward becoming a more significant competitor in the MIS market by utilizing the combined capabilities of its subsidiaries to expand its geographical distribution coverage in the U.S. and add relevant new products to its existing line through internal development, licensing and acquisition.

         The Company was incorporated on December 23, 1988 as a Delaware corporation and commenced operations on January 1, 1989. In August 1992, the Company completed its initial public offering of Common Stock which is quoted on the NASDAQ SmallCap Market. Effective January 1, 1998, the Company merged each of its wholly-owned subsidiaries, LQET, Klein and Val-U-Med, into the Company. The Company's executive offices are located at 12961 Park Central, Suite 1300, San Antonio, Texas 78216, and its telephone number is (210) 495-8787.

                                  RISK FACTORS

         An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, as well as the other information set forth in this Prospectus, in connection with an investment in the Common Stock offered hereby. Other than historical and factual statements, the matters and items discussed in this Prospectus are forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. In addition to other information contained in this Prospectus, the following factors could contribute to such differences. Prospective investors should carefully consider the following factors and cautionary statements in determining whether to purchase shares of Common Stock in the offering made hereby. All factors should be considered in conjunction with the other information and financial data appearing elsewhere in this Prospectus and in the documents incorporated herein by reference. See "Disclosure Regarding Forward-Looking Statements."

         HISTORY OF LOSSES; PROFITABILITY UNCERTAIN. The Company has experienced operating losses since its inception on January 1, 1989. For the quarters ended March 31 and June 30, 1998, the Company had a net loss of approximately $625,000 and $112,000, respectively. For the years ended December 31, 1996 and 1997, the Company had a net loss of approximately $2,000,000 and $3,000,000, respectively. At June 30, 1998, the Company had an accumulated deficit of approximately $18.1 million. Prior to the acquisitions of GM Engineering, Klein and Val-U-Med, the Company was a development stage company focused primarily on obtaining FDA approval of two medical devices. However, the Company has determined not to initiate any further work on obtaining FDA approval of the devices unless an appropriate corporate partner can be identified. Primarily as a result of its acquisitions in 1996 and 1997, the Company generated revenues of approximately $14.3 million during the year ended December 31, 1997.

         In the future, the Company expects to have increased cash outflow requirements as a result of expenditures related to the expansion of sales and marketing activity, expansion of manufacturing capacity, compliance with regulatory requirements, and possible investment in or acquisition of additional complementary products, technologies or businesses. The cash needs of the Company have changed significantly as a result of the acquisitions completed during the last two years and the support requirements of the added business focus areas. There can be no assurance that the Company will not continue to incur losses, that the Company will be able to raise cash as necessary to fund operations or that the Company will ever achieve profitability.

         RECENT PRIVATE PLACEMENTS. In August 1998, pursuant to the terms of a private placement, the Company issued to two affiliates of Renaissance Capital Group, Inc. (collectively, such affiliates referred to herein as "Renaissance") and two individuals, including one who is an officer and director of the Company, an aggregate of 1,170 shares of 8% Series A Cumulative Preferred Stock, $.001 par value ("Series A Preferred Stock), for aggregate proceeds of $1,170,000. On the date the Company closed such private placement, August 11, 1998, the closing per share price of Common Stock on the NASDAQ SmallCap Market was $1.75. The Company intends to use such proceeds for working capital. Annual dividends on the Series A Preferred Stock are cumulative at a rate of $80 per share. The Series A Preferred Stock is initially convertible into shares of Common Stock at a conversion price of $2 per share, for an aggregate of 585,000 shares of Common Stock. The conversion price for the Series A Preferred Stock is subject to downward adjustment in the event the Company sells shares of Common Stock, or securities convertible into shares of Common Stock, at a per share price less than $2. The conversion price for the Series A Preferred Stock is subject to a one-time downward adjustment in the event (i) the Company does not have pre-tax income, excluding extraordinary gains, of at least $4,400,000 in 1998 and (ii) following the Company's public release of its 1998 financial results, the then current market price of Common Stock, as defined in the Company's Certificate of Incorporation, is less than $2 per share. The holders of Series A Preferred Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company, and the affirmative vote of the holders of 66 2/3% of the votes entitled to be cast by the holders of the Series A Preferred Stock is required in order to amend the Company's Certificate of Incorporation or Bylaws to materially affect the rights of the holders of Series A Preferred Stock, including authorizing and creating a class of stock having rights prior to or senior to the Series A Preferred Stock. In the event two quarterly dividends payable on the Series A Preferred Stock are in arrears, the holders of Series A Preferred Stock, by a majority vote, shall be entitled to designate two additional directors to serve on the Company's Board of Directors.

         In December 1997, the Company sold 250,000 shares of Common Stock to Renaissance in a private placement for aggregate proceeds of $1,000,000 and placed $3,000,000 in 9 % Convertible Debentures (the "Debentures") with Renaissance. The proceeds from the private placement were used to repay the Company's line of credit with another financial institution, to make an equity investment in TFX, and for working capital purposes. The Debentures are secured by substantially all of the assets of the Company and require monthly payments of interest beginning in February 1998 and, unless sooner paid, redeemed or converted, require monthly principal payments commencing in December 2000 of $10 per $1000 of the then remaining principal amount. The remaining principal balance will mature in December 2004. The Debentures require the Company to comply with the following financial covenants (all as defined in the Debentures): (i) a Debt to Net Worth Ratio of no greater than
 .85:1; (ii) an Interest Coverage Ratio of at least 5:1; (iii) a Debt Coverage Ratio of at least .10:1; and (iv) a Current Ratio of at least 1.8:1. The Company is currently not in compliance with and has obtained a waiver from Renaissance to suspend the Interest Coverage Ratio and Debt Coverage Ratio covenants through December 31, 1998. The holders of the Debentures have the option to convert at any time all or a portion of the Debentures into shares of Common Stock at an initial price of $4 per share of Common Stock. On the date the Company closed such private placement, December 19, 1997, the closing per share price of the Company's Common Stock on the NASDAQ SmallCap Market was $4.063. The conversion price is subject to downward revision if the Company sells shares of its Common Stock, or securities convertible into Common Stock, at a price less than $4 per share of Common Stock, subject to certain allowed exceptions, during the term of the Debentures. Accordingly, the conversion price for the Debentures was reduced to $2 per share of Common Stock in connection with the August 1998 private placement. The Debentures are also subject to a one-time adjustment to the conversion price whereby the price will be reduced if (i) the Company does not have pre-tax income, excluding extraordinary gains, of at least $4,400,000 in 1998 and (ii) following the Company's public release of its 1998 financial results, the then current market price of Common Stock, as defined in the Debentures, is less than $2 per share. The Debentures are currently convertible for an aggregate of 1,500,000 shares of Common Stock; however, since the conversion price is subject to downward adjustment as described above, and there is no minimum conversion price, the maximum number of shares of Common Stock which may be issued pursuant to the Debentures is undeterminable. The provisions of the Debentures provide that the holders of the Debentures have an option to redeem the Debentures, in an amount equal to an 18 percent annual yield on the principal balance, upon the occurrence of certain events, including the delisting of Common Stock from the NASDAQ SmallCap Market and certain "change of control" provisions, as defined in the Debentures, as they relate to the Company. The Company may redeem the Debentures at its option subject to certain share price and market activity levels being obtained. The Company's right of redemption is subject to the holder's prior right of conversion of the Debenture.

         POTENTIAL ADVERSE EFFECTS OF CONVERSION OF DEBENTURES AND SERIES A PREFERRED STOCK. The Company cannot predict what effect, if any, the conversion of the Debentures or Series A Preferred Stock into Common Stock and/or the sale of such Common Stock into the public market will have on the market price of the Company's Common Stock. Offers or sales of significant quantities of the Company's Common Stock, or the perception that such sales may occur or have occurred, could adversely affect the market price. The conversion features of the Debentures and Series A Preferred Stock operates such that the holders thereof receive more shares of the Common Stock upon conversion if the Company issues shares of Common Stock, or securities convertible into Common Stock, at a price per share of Common Stock that is less than the Debentures or Series A Preferred Stock conversion price. In the event such holders convert their Debentures or shares of Series A Preferred Stock, as applicable, and sell a large number of shares of Common Stock into the public market over a short time, the market price for the Common Stock could decline. Such a decline may make future equity financings more difficult for the Company to obtain on an acceptable basis, if at all.

         FUTURE ADDITIONAL CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE. The Company's capital requirements will depend on numerous factors, including market acceptance and demand for its products; the resources the Company devotes to the development, manufacture and marketing of its products; the resources required to protect the Company's intellectual property; the resources expended, if any, to acquire complementary businesses, products and technologies; and other factors. The timing and amount of such capital requirements cannot be accurately predicted. Funds may also be used for the acquisition of businesses, products and technologies that are complementary to those marketed by the Company. Consequently, although the Company believes that its revenues and other sources of liquidity will provide adequate funding for its capital requirements through at least 1998, the Company may be required to raise additional funds through public or private financings, collaborative relationships or other arrangements. There can be no assurance that the Company will not require additional funding or that such additional funding, if needed, will be available on terms attractive to the Company or at all. In the event that substantial amounts of additional financing are required, including amounts that may be required for any potential redemption of the Debentures described above, the Company does not believe it will be able to obtain such financing from traditional commercial lenders. Rather, the Company likely will have to conduct additional sales of its equity and/or debt securities. In two private placements since December 1997, the Company has issued securities currently convertible into 2,085,000 shares of Common Stock. If the holders of such securities were to convert them into shares of Common Stock and sell a large number of shares of Common Stock on the public market, the market price for the Common Stock could decline, thus making additional equity financings more difficult for the Company to obtain on an acceptable basis, if at all. There can be no assurance that such additional financing will be available if and when, and in the amounts required, by the Company. Moreover, even if such financing is available if and when required, there can be no assurance that such financing will be obtained on terms that are favorable to the Company, and substantial and immediate dilution to existing stockholders likely would result from any sales of equity securities or other securities convertible into equity securities. Any additional debt financings, if available, may involve restrictive covenants.

         LIMITED SALES, MARKETING AND DISTRIBUTION EXPERIENCE. The Company began commercial sales of its first MIS products in the first quarter of 1996 following the acquisition of GM Engineering, and therefore has limited sales, marketing and distribution experience. The Company is marketing its MIS products as well as the MIS products of other manufacturers to hospitals and surgeons throughout the United States. The Company markets MIS products primarily through direct representatives who are employed by the Company within selected geographical areas and independent sales representatives who typically sell other complementary MIS products to the same customer base. If the need arises, the Company may expand its sales force, which will require recruiting and training additional personnel. There can be no assurance that the Company will be able to recruit and train such additional personnel in a timely fashion. Loss of a significant number of the Company's current sales personnel or independent sales representatives, or failure to attract additional personnel, could have a material adverse effect on the Company's business, financial condition and results of operations.

         ACQUISITION INTEGRATION. The Company's growth in recent years has resulted from acquisitions, which involve certain operational and financial risks. This growth has resulted in a significant increase in responsibility for existing management which has placed, and may continue to place, a significant strain on the Company's limited personnel and management, manufacturing and other resources. The integration of these acquisitions has required a significant expansion, and in some instances the replacement, of the Company's accounting and other internal management systems and the implementation of a variety of procedures and controls, including systems and procedures designed to harmonize (i) the various management systems of the acquired companies and (ii) the management styles of management personnel of the acquired companies. There can be no assurance that significant problems in these areas will not occur. Any failure to continue to expand or replace, as applicable, these systems and implement such procedures and controls in an efficient manner and at a pace consistent with the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations.

         In connection with the Company's acquisitions and growth, the Company's operating expenses have increased significantly, and the Company anticipates that operating expenses will continue to increase in absolute dollars in the future. In particular, in order to continue to provide quality products and customer service and to meet anticipated demands of its customers, the Company will be required to continue to increase staffing and other expenses, including expenditures on sales and marketing and the infrastructure to support them. Should the Company increase its expenditures in anticipation of a future level of sales that does not materialize, the Company's business, financial condition and results of operations would be materially and adversely affected. Certain customers have required and may continue to require rapid increases in production and accelerated delivery schedules which have placed and may continue to place a significant burden on the Company's resources. In order to achieve anticipated sales levels and profitability, the Company will continue to be required to manage its assets and operations efficiently. In addition, should the Company continue to expand geographically, it may experience certain inefficiencies from the management of geographically dispersed personnel and other resources.

         Although many of the companies acquired by the Company had significant operating histories, the Company has limited experience owning and operating them on a consolidated basis. Operational risks associated with an acquisition include the possibility that an acquisition does not ultimately provide the benefits originally anticipated by the Company's management, while the Company continues to incur operating expenses to provide the services formerly provided by the acquired company. Financial risks involve the incurrence of indebtedness as a result of the acquisition and the consequent need to service that indebtedness. In connection with an acquisition made in December 1996, the Company paid an aggregate of $400,000 in cash. In addition, pursuant to the exemptions from registration provided for in Section 4(2) of the Securities Act, the Company has issued approximately 2.8 million shares of Common Stock, which represents approximately 38% of its outstanding and issued shares of Common Stock at June 30, 1998, in connection with its six acquisitions since February 1996. The issuance of Common Stock dilutes the voting power and may dilute the economic interests of existing stockholders. As part of the Company's growth strategy, the Company will continue to review acquisition opportunities in the future, and in making acquisitions, if any, the Company may issued additional shares of Common Stock, other equity securities, debt securities or equity or debt securities convertible into shares of Common Stock. In carrying out its acquisition strategy, the Company attempts to minimize the risk of unexpected liabilities and contingencies associated with acquired businesses through planning, investigation and negotiation, but there is no assurance that it will be successful in doing so. There can be no assurance that recent or future acquisitions can be readily assimilated into the Company's operating structure. Inability to efficiently integrate acquired companies could have a material adverse effect on the Company's financial condition and results of operations. The Company does not currently have any commitments or agreements with respect to any material acquisitions.

         MANAGEMENT OF GROWTH. The rapid growth of the Company's business has required the Company to make significant additions in personnel and has significantly increased the Company's working capital requirements. Although the Company has experienced significant sales growth in 1996 and 1997, such growth should not be considered indicative of future sales growth. Such growth has resulted in new and increased responsibilities for management personnel and has placed and continues to place a significant strain upon the Company's management, operating and financial systems, and other resources. There can be no assurance that the strain placed upon the Company's management, operating and financial systems, and other resources will not have a material adverse effect on the Company's business, financial condition, and results of operations, nor can there be any assurance that the Company will be able to attract or retain sufficient personnel to continue the expansion of its operations. Also crucial to the Company's success in managing its growth will be its ability to achieve additional economies of scale. There can be no assurance that the Company will be able to achieve such economies of scale, and the failure to do so could have a material adverse effect on the Company's business, financial condition, and results of operations.

         To manage the expansion of its operations, the Company must continuously evaluate the adequacy of its management structure and its existing systems and procedures, including, among others, its data processing, financial, and internal control systems. When entering new geographic markets, the Company will be required, on a timely and cost-effective basis, to hire personnel, establish suitable distribution centers, and adapt the Company's distribution systems and procedures to these new markets. There can be no assurance that management will adequately anticipate all of the changing demands that growth could impose on the Company's systems, procedures, and structure. In addition, the Company will be required to react to changes in the MIS distribution industry, and there can be no assurance that it will be able to do so successfully. Any failure to adequately anticipate and respond to such changing demands may have a material adverse effect on the Company's business, financial condition, or results of operations.

         EFFECTS OF DELISTING FROM NASDAQ SMALLCAP MARKET; LACK OF LIQUIDITY OF LOW PRICED STOCKS. If the Company fails to maintain the qualification for its Common Stock to trade on the Nasdaq SmallCap Market, its securities could be subject to delisting. The Nasdaq Stock Market recently announced increases in the quantitative standards for maintenance of listings on The Nasdaq SmallCap Market. The revised standards for continued listing, which became effective in February 1998, include maintenance of any of (x) $2,000,000 of net tangible assets, (y) $35,000,000 of market capitalization or (z) $500,000 of net income for two of the last three years and a minimum bid price per share of $1.00. Although the Company is currently in compliance with the new Nasdaq SmallCap Market continued listing requirements, no assurances can be given that the Company will be able to maintain such compliance in the future. In the event the Company is unable to satisfy the continued listing requirements, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealer's "Electronic Bulletin Board." Consequently, the liquidity of the Company's Common Stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, reduction in security analysts' and the news media's coverage, if any, of the Company and lower prices for the Company's securities than might otherwise prevail.

         In addition, if the Common Stock were to become delisted from trading on the Nasdaq SmallCap Market and the trading price of the Common Stock were below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors (which are generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchase and have received the purchaser's written consent to the transaction prior to the sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock which could severely limit the market liquidity of Common Stock and the ability of purchasers in this offering to sell their shares of Common Stock in the secondary market.

         PRODUCTS SUPPLY: DEPENDENCE ON KEY SUPPLIERS. The ability of the Company to obtain particular products or product lines in the required quantities to fulfill customer orders for MIS devices on a timely basis is critical to the Company's success. In most cases, the Company has no guaranteed price or delivery agreements with its MIS device suppliers. As a result, the Company may experience short-term inventory shortages. In addition, manufacturers of MIS devices who currently distribute their products through the Company may decide to distribute, or to substantially increase their existing distribution through other distributors, their own dealer networks, or directly to resellers. The Company's primary supplier, Origin MedSystems, Inc., provided products which accounted for 38% of the Company's revenues in 1997 and 42% of the Company's revenues through June 30, 1998. The Company is a party to a distribution agreement with such supplier which terminates in May 1999. There can be no assurance that the Company will be able to renew the distribution agreement with its primary supplier and the failure to do so will have an adverse impact on the Company's business, financial condition and results of operations. There can be no assurance that the Company's suppliers will be able to maintain an adequate supply of products to fulfill the Company's customer orders on a timely basis or that the Company will be able to obtain particular products or that a product line currently offered by suppliers will continue to be available. Failure of the Company to obtain particular products or product lines in the required quantities or to fulfill customer orders on a timely basis could have a material adverse effect on its business, financial condition or results of operation.

         The Company's ability to achieve increases in net sales or to sustain current net sales levels depends in part on the ability and willingness of the Company's suppliers to provide products in the quantities the Company requires. Although the Company has written distribution agreements with many of its suppliers, these agreements in certain instances provide for non-exclusive distribution rights and often include territorial restrictions that limit the geographical area in which the Company is permitted to distribute the products. The agreements are also generally short-term, subject to periodic renewal and often contain provisions permitting termination by either party without cause upon relatively short notice. The termination of an agreement may have a material adverse effect on the Company's business, financial condition or result of operations.

         RELIANCE ON FUTURE PRODUCTS AND NEW APPLICATIONS; UNCERTAINTY OF TECHNOLOGY CHANGES. The markets for the Company's products are characterized by rapid, unpredictable and significant technological change. Competition in the Company's industry is intense. Many of the Company's competitors have greater financial resources, research and development capabilities and more experience in obtaining regulatory approvals, manufacturing and marketing than the Company. Accordingly, these competitors may succeed in developing, obtaining regulatory approval for and some have commercialized their products more rapidly than the Company. There can be no assurance that developments by the Company's competitors or potential competitors will not render the Company's MIS products non-competitive, uneconomical or obsolete. There can be no assurance that the Company will be able to successfully obtain new MIS products or technologies, manufacture products in commercial volumes or gain market acceptance of its products or the products of others. Delays in development, manufacturing or market acceptance of new or enhanced products could have a material adverse effect on the Company's business, financial condition and results of operations. The future success of the Company will also depend upon, among other factors, its ability to obtain and distribute new and enhanced versions of products in a timely fashion.

         INTENSE COMPETITION. The primary industry in which the Company competes, minimally invasive surgery, is dominated by two large, well-positioned entities that are intensely competitive and frequently offer substantial discounts as a competitive tactic. The United States Surgical Corporation ("U.S. Surgical") is primarily engaged in developing, manufacturing and marketing surgical wound management products, and has historically been the firm most responsible for providing products that have led to the growth of the industry. U.S. Surgical supplies a broad line of products to the MIS industry, including products which facilitate access, assessment and treatment. Ethicon Endo-Surgery ("Ethicon"), a Johnson & Johnson company, has made a major investment in the MIS field in recent years and is one of the leading suppliers of hospital products in the world. Furthermore, U.S. Surgical and Ethicon each utilize purchasing contracts that link discounts on the purchase of one product to purchases of other products in their broad product lines. Substantially all of the hospitals in the United States have purchasing contracts with one or both of these entities. Accordingly, customers may be dissuaded from purchasing access products from the Company rather than U.S. Surgical or Ethicon to the extent it would cause them to lose discounts on products that they regularly purchase from U.S. Surgical or Ethicon.

         The Company faces a formidable task in successfully gaining and maintaining significant revenues within the MIS access market. In order to succeed, management believes that the Company will need to objectively demonstrate substantial product benefits, and its sales effort must be able to effectively present such benefits to both clinicians and health care administrators. The MIS access market is dominated by U.S. Surgical and Ethicon. A number of other entities participate in various segments of the MIS access market.

         There can be no assurance that the Company will be able to successfully compete in the MIS access market, and failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

         RISK RELATED TO INTANGIBLE ASSETS. Largely as a result of acquisitions, goodwill accounts for approximately 17% and 37% of the Company's total assets and stockholders' equity, respectively, at June 30, 1998.
Goodwill was approximately $1.8 million at June 30, 1998. Goodwill arises when an acquirer pays more for a business than the fair value of the tangible and separately measurable intangible net assets acquired. The Company periodically evaluates whether events and circumstances have occurred indicating that any portion of the remaining balance of amounts allocable to the Company's intangible assets may not be recoverable. If factors indicate that the carrying value of the Company's intangible assets has been impaired, the Company would be required to reduce the carrying value of such assets. Any future determination requiring the write-off of a significant portion of the unamortized intangible assets could have a material adverse effect on the Company's business, results of operations or financial condition. A reduction in net income resulting from the amortization of goodwill may have an adverse impact upon the market price of the Company's Common Stock.

         OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS. At August 15, 1998, certain principal stockholders and directors and officers of the Company beneficially owned in the aggregate approximately 3,854,275 shares of

Common Stock, representing approximately 41% of the shares of Common Stock which would be outstanding in the event such directors and officers exercised their stock options and converted their shares of Series A Preferred Stock, as applicable, and such stockholders converted their Debentures and shares of Series A Preferred Stock. Accordingly, such stockholders, directors and officers have the ability to influence significantly the affairs of the Company and matters requiring a stockholder vote, including the election of the Company's directors, the amendment of the Company's charter documents, the merger or dissolution of the Company and the sale of all or substantially all of the Company's assets. The voting power of these stockholders may also discourage or prevent any proposed takeover of the Company pursuant to a tender offer.

         DEPENDENCE UPON INDEPENDENT SHIPPING COMPANIES. The Company relies heavily on arrangements with independent shipping companies for the delivery of its products. In order to meet customer demand, products are shipped from suppliers through independent shipping companies. Currently, the Company's management estimates that United Parcel Service ("UPS") delivers approximately 90% of the Company's products to its customers. The termination of the Company's relationship with UPS, or the failure of one or more other independent shipping companies to deliver products from suppliers to the Company or products from the Company to its customers could have a material adverse effect on the Company's business, financial condition or results of operations. For instance, another employee work stoppage at UPS or an employee work stoppage or slow-down at one or more of these independent shipping companies could materially impair the shipping company's ability to perform the services required by the Company. There can be no assurance that the services of these independent shipping companies will continue to be available to the Company on terms as favorable as those currently available or that these companies will choose or be able to perform the required shipping services for the Company.

         HEALTH CARE MARKET; UNCERTAINTY RELATED TO THIRD-PARTY REIMBURSEMENT. The health care industry continues to undergo change, led primarily by market forces which are demanding greater efficiencies and reduced costs. Government proposed health care mandates in the United States have not occurred, and it is unclear whether, and to what extent, any government mandate will affect the domestic health care market. Industry led changes are expected to continue irrespective of any governmental efforts toward health care reform. The scope and timing of any further government sponsored proposals for health care reform are presently unclear.

         The primary trend in the industry is toward consolidation and cost containment. Third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, have been able to exercise greater influence through managed treatment and hospitalization patterns, including a shift from reimbursement on a cost basis to per capita limits for patient treatment. Hospitals have been severely impacted by the resulting cost restraints. The increasing use of managed care, centralized purchasing decisions through group purchasing organizations, consolidations among hospitals and hospital groups, and integration of health care providers are continuing to affect purchasing patterns in the health care system. Purchasing decisions are often shared by a coalition of surgeons, nursing staff, and hospital administrators, with purchasing decisions taking into account whether a product reduces the cost of treatment and/or attracts additional patients to a hospital. Managed care providers are attempting to control the cost of health care by authorizing fewer elective surgical procedures. All of these factors have contributed to reductions in prices for the Company's products, to a reduction in the volume of hospital purchasing and, in the near term, slower acceptance of more advanced surgical procedures in which the Company's products are used, given hospital and surgeon concerns as to the costs of training and reimbursement by payors. While the Company has implemented programs to assist hospitals in cost containment through more efficient surgical practices and application of minimally invasive surgery, there can be no assurance that the Company will not continue to be adversely affected by these matters. There can be no assurance as to the impact of cost containment on the Company's future operations.

         The Company's products are purchased by hospitals, physicians, and other health care providers, which in turn bill various third-party payors, such as government health programs, private health insurance plans, managed care organizations and other similar programs, for the health care goods and services provided to their patients. Third-party payors may deny reimbursement if they determine that a product was not used in accordance with established payor protocol regarding cost-effective treatment methods, or was used for an unapproved treatment. Increasingly, third-party payors are also contesting the prices charged for medical products and services and, in some instances, have put pressure on medical device suppliers to lower their prices. There is no assurance that reimbursement for procedures performed by healthcare providers utilizing the Company's products will be available or, if available, that the third-party payors' reimbursement levels will not adversely affect the Company's ability to sell its products on a profitable basis. Failure by hospitals and other users of the Company's products to obtain reimbursement from third-party payors, and changes in third-party payors' policies towards reimbursement for procedures utilizing the Company's products, could have a material adverse effect on the Company's financial position, results of operations and cash flows.

         GOVERNMENT REGULATION. As a manufacturer of medical devices, the Company is subject to regulation by, among other governmental entities, the Food and Drug Administration (the "FDA") and the corresponding agencies of states and foreign countries in which the Company sells its products. These regulations govern the introduction of new medical devices, the observance of certain standards with respect to the manufacture and labeling of such devices, the maintenance of certain records and the reporting of potential product defects and other matters. Failure to comply with such regulations may have a material adverse effect on the Company.

         Manufacturers of medical devices marketed in the United States are required to adhere to applicable regulations setting forth detailed Good Manufacturing Practices ("GMP") requirements, which include testing, control and documentation requirements. Manufacturers also must comply with Medical Device Reporting ("MDR") requirements which require that a firm report to the FDA certain adverse events associated with the Company's devices. The Company is subject to routine inspection by the FDA and certain state agencies for compliance with GMP requirements, MDR requirements and other applicable regulations. The FDA is using its statutory authority more vigorously during inspections of companies and in other enforcement matters. The FDA has promulgated new GMP regulations and MDR regulations, both of which will likely increase the cost of compliance with GMP requirements. The Company also is subject to numerous federal, state and local laws relating to matters such as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. Changes in existing requirements or adoption of new requirements could have a material adverse effect on the Company's business, financial condition or results of operations. Although the Company believes that it is in compliance with all applicable regulations of the FDA and the various states in which it operates, current regulations depend heavily on administrative interpretation and there can be no assurance that the Company will not incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have a material adverse effect upon the Company's business, financial condition or results of operations. In addition, the potential effects on the Company of heightened enforcement of federal and state regulations cannot be predicted.

         In addition to the statutes and regulations enforced by the FDA, the Company is also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state and local statutes, regulations and ordinances, including those promulgated by the Environmental Protection Act and the Department of Labor. Regulations regarding the manufacture and sale of the Company's products are subject to change. The Company cannot predict what impact, if any, such changes might have on its business.

         DEPENDENCE ON KEY PERSONNEL. The success of the Company will be largely dependent on the efforts of a number of key management and technical personnel, including Richard A. Woodfield, President and Chief Executive Officer of the Company and Randall K. Boatright, Executive Vice-President, Chief Financial Officer and Secretary of the Company. The Company has entered into employment agreements with each of Mr. Woodfield and Mr. Boatright. The Company does not maintain key man life insurance on either Mr. Boatright or Mr. Woodfield. The loss of the services of one or more key employees could have an adverse effect on the Company. The Company believes that its future success will depend in large part upon its ability to hire and retain suitable operating, marketing, financial and technical personnel. The competition for qualified personnel in the medical device industry is intense and, accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel.

         PRODUCT LIABILITY: CLAIMS IN EXCESS OF INSURANCE COVERAGE. The development, manufacture and sale of MIS products by the Company entails the risk of product liability claims, involving both potential financial exposure and associated adverse publicity. The Company's current product liability insurance coverage limits are $1,000,000 per occurrence and $2,000,000 in the aggregate, and there can be no assurance that such coverage limits are adequate to protect the Company from any liabilities it might incur in connection with the development, manufacture and sale of its current and potential products.
In addition, the insurance is expensive and may not be available in the future on acceptable terms, or at all. In addition, if such insurance is available, there can be no assurance that the limits of coverage of such policies will be adequate. A successful product liability claim in excess of the Company's insurance coverage could have a material adverse effect on the Company's business, financial condition or results of operations.

         STOCK PRICE VOLATILITY. The stock market in general, and stocks of medical device companies in particular, have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In addition, the market price of the Common Stock has been and is likely to continue to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, the FDA and international regulatory actions, actions with respect to reimbursement matters, developments with respect to patents of proprietary rights, public concern as to the safety of products developed or marketed by the Company or others, changes in health care policy in the United States and internationally, changes in stock market analyst recommendations regarding the Company, or the medical device industry generally or general market conditions may have a significant effect on the market price of the Company's Common Stock.

         SHARES ELIGIBLE FOR FUTURE SALE OR ISSUANCE.   Sales of shares of
Common Stock by existing stockholders under Rule 144 of the Securities Act, or through the exercise of outstanding vested options or the conversion of the Debentures or Series A Preferred Stock, could have an adverse effect on the price of the Common Stock. On the date of this Prospectus, in addition to the 370,000 shares of Common Stock offered hereby, approximately 870,000 shares of Common Stock held by affiliates of the Company are eligible for sale in the public market upon compliance with the volume and other limitations contained in Rule 144 of the Securities Act. In addition, on the date of this Prospectus, there were outstanding options to acquire up to approximately 437,000 shares of Common Stock under the Company's stock option plan, options to acquire up to approximately 762,000 additional shares of Common Stock under option agreements entered into outside of such plan, 1,500,000 shares of Common Stock issuable upon conversion of the Debentures and 585,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock. In the event a large number of shares are sold in the public market over a short period of time, the market price for Common Stock could decline.

         LIMITED MANUFACTURING EXPERIENCE. The Company maintains limited manufacturing facilities. Although certain members of the Company's management have manufacturing experience, the operation of the Company's manufacturing facilities will subject the Company to numerous risks, including unanticipated technological problems or delays. In the event that the Company is unable to efficiently operate its manufacturing facilities, the Company will be required to enter into arrangements with others for the manufacture and packaging of the products it currently manufactures. There can be no assurance that the Company will be able to enter into any such arrangements on commercially reasonable terms, or at all, or that the Company will ever be able to establish the capability to manufacture all of its products on a commercial basis.

         RIGHTS AGREEMENT. On June 21, 1995, the Board of Directors of the Company declared a dividend of one Common Stock purchase right (a "Right") for each share of Common Stock outstanding. Each Right entitles the holder to purchase one share of the Company's Common Stock at an initial exercise price of $7.00 per share, subject to adjustment, upon the terms and subject to the conditions set forth in a Rights Agreement dated as of June 20, 1995, between the Company and American Stock Transfer & Trust Company, as the Rights Agent. The Rights trade with the Common Stock and will not detach from the Common Stock or become exercisable until the earlier of (i) ten business days after a public announcement that a person or group of affiliated or associate persons ("Acquiring Person") has acquired beneficial ownership of 15% or more of the Company's Common Stock (a "Shares Acquisition Date") and (ii) ten business days after the commencement of, or the first public announcement of an intention to make, a tender offer or exchange offer for the Common Stock, the consummation of which would result in beneficial ownership by a person or group.

         If any person or group acquires beneficial ownership of 15% or more of the outstanding shares of the Company's Common Stock, each Right (other than the Rights held by the Acquiring Person, which shall be void), will entitle its holder to purchase at the exercise price an additional number of shares of Common Stock equal to the amount determined by dividing the exercise price by 50% of the then current market price of the Common Stock.

         In addition, if following the Shares Acquisition Date, the Company is acquired in a merger or other business-combination transaction, or sells more than 50% of its assets or earning power to any person, each Right (other than those beneficially held by an Acquiring Person) will entitle its holder to purchase at the existing exercise price a number of shares of common stock of the acquiring company having twice the value of the exercise price.

         The Company may redeem the Rights at $.02 per Right at any time on or prior to the tenth business day following the first public announcement of the acquisition by a person of 15% or more of its Common Stock or the commencement of a tender offer or exchange offer for such 15% ownership.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who attempts to acquire the Company without conditioning the offer on a substantial number of Rights being acquired. The Rights may also deter a person or group from attempting to acquire the Company and therefore may inhibit the ability of stockholders of the Company to sell their shares of Common Stock at a premium price in a takeover situation. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company since the Board of Directors may, at its option, at any time prior to the close of business on the tenth business day after the Shares Acquisition Date, redeem all the then outstanding Rights at a price of $.02 per Right.

         CERTAIN ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND DELAWARE LAW. Certain provisions of the Delaware General Corporation Law ("DGCL") and the Company's Certificate of Incorporation could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. These provisions of the DGCL and provisions of the Company's Certificate of Incorporation may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of the Company (including unsolicited takeover attempts), even though such a transaction may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market price. The Company is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to such transaction, did own) 15% or more of the corporation's voting stock.

         The Company's Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. The Board of Directors may issue one or more series of preferred stock, without any action on the part of the stockholders of the Company, the terms of which may adversely affect the rights of holders of Common Stock. Issuance of preferred stock, which may be accomplished through a public offering or a private placement, may dilute the voting power of holders of Common Stock (such as by issuing preferred stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interests.

         The issuance of preferred stock, for example, could decrease the amount of earnings or assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock, as well as having the anti-takeover effect discussed above. Further, the issuance of preferred stock may be used as an "anti-takeover" device without further action on the part of the stockholders. Although the Company issued 1,170 shares of preferred stock in August 1998, it has no present intention to issue any additional shares of its preferred stock, however, there can be no assurance that it will not do so in the future.

         NONPAYMENT OF DIVIDENDS. The Company has never declared or paid dividends on Common Stock and does not anticipate paying dividends on Common Stock at any time in the foreseeable future. The terms of the Company's convertible debentures and loan agreements restrict the payment of dividends on Common Stock.

                          GLOSSARY OF TECHNICAL TERMS

autoclave                   an apparatus for effecting sterilization by steam under pressure; it is fitted with a gauge that automatically regulates the pressure, and therefore the degree of heat to which the contents are subjected.

cannula                     a tube for insertion into a duct or cavity; during insertion its lumen is usually occupied by a trocar.

electrocautery              an apparatus for cauterizing tissue, consisting of a platinum wire in a holder which is heated to a red or white heat when the instrument is activated by an electric current.

endoscope                   an instrument for the examination of the interior of a hollow viscus, such as the bladder.

laparoscope                 an instrument comparable to an endoscope which, when inserted into the peritoneal cavity, permits it to be inspected; peritoneoscope.

laparoscopy                 examination of the interior of the abdomen by means of a laparoscope.

peperitoneal                situated between the parietal peritoneum and the abdominal wall, or occurring anterior to the peritoneum.

peritoneum                  the serous membrane lining the abdominopelvic walls and investing the viscera.  A strong, colorless membrane with a smooth surface, it forms a double-layered sac that is closed in the male and it continuous with the mucous membrane of the uterine tubes in the female.  The potential space between the parietal and visceral peritoneum is called the peritoneal cavity.

pneumopreperitoneum         the presence of air or gas in the preperitoneal space; it may occur spontaneously or be deliberately introduced as an aid to radiologic examination and diagnosis.

retractor                   an instrument for maintaining operative exposure by separating the edges of a wound and holding back underlying organs and tissues; many shapes, sizes, and styles are available;
                            any retractile muscle.

stapling                    the act or process of closing a wound fastening with staples instead of sutures.

trocar                      a sharp-pointed instrument equipped with a cannula, used to puncture the wall of a body cavity and withdraw fluids.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Specifically, all statements other than statements of historical facts included in this report regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this report, the words "anticipate," "believe," "estimate," "expect" and "intend" and words or phrases of similar import, as they relate to the Company or Company management are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, technological change, changes in industry practices, one-time events and other factors described herein ("cautionary statements"). Although the Company believes that its expectations are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

                                USE OF PROCEEDS

         The Shares to be sold pursuant to the Prospectus are owned by a stockholder (the "Selling Stockholder") of the Company. The Company will not receive any of the proceeds from the sale of the Shares. See "Selling Stockholder."

                              SELLING STOCKHOLDERS

         The following table sets forth the name of the Selling Stockholder and, as of June 30, 1998, the beneficial ownership of Common Stock held by the Selling Stockholder, immediately prior to and upon completion of this offering. All information as to beneficial ownership has been furnished by the Selling Stockholder. The number of Shares that may be actually sold by the Selling Stockholder will be determined by the Selling Stockholder, and may depend upon a number of factors, including, among other things, the market price of the Common Stock. Because the Selling Stockholder may offer all, some or none of the Shares that it holds, and because the offering contemplated by this Prospectus is currently not being underwritten, no estimate can be given as to the number of Shares that will be held by the Selling Stockholder upon or prior to the termination of this offering. See "Plan of Distribution." Except as otherwise specified, the Selling Stockholder has sole voting and investment power over the shares listed. Except as set forth below, the Selling Stockholder has not had a material relationship with the Company or any of its predecessors or affiliates within the past three years.


                                          Beneficial Ownership                      Beneficial Ownership
                                          Before the Offering                       After the Offering(1)
                                     -----------------------------             -------------------------------


                                       Number           Percentage   Shares to     Number          Percentage
                Name                  of Shares        of Class(2)    be Sold    of Shares         of Class(2)
                ----                 -----------       ------------  ---------  ------------       -----------


 ANA-Tech, L.L.C.(3)                  370,000             5.13%      370,000        0                   0
===============================================================================================================

*        Represents less than 1%
(1)      Assumes all shares of Common Stock offered hereby are sold.
(2)      Based on 7,212,742 shares of Common Stock outstanding as of June 30,
         1998.
(3) Represents shares issued pursuant to a Subscription Agreement between such stockholder and the Company dated June 9, 1998

         In June 1998, the Company issued 370,000 shares of Common Stock to Ana-Tech, L.L.C. in exchange for approximately 4% of the ownership interests of Ana-Tech, L.L.C. Ana-Tech, L.L.C. is a developmental stage company engaged in the development, manufacturing and distribution of fecal incontinence devices.

                              PLAN OF DISTRIBUTION

         The Company is registering the Shares on behalf of the Selling Stockholder. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions, if any, attributable to the sale of Shares will be borne by the Selling Stockholder (or its donees or pledgees).

         The Shares may be sold from time to time by or for the account of the Selling Stockholder in the over-the-counter market, on the Nasdaq SmallCap Market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. The Selling Stockholder will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. To the Company's knowledge, the Selling Stockholder has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Shares, nor does the Company know the identity of the brokers or market makers which will participate in the offering. The Selling Stockholder may effect such transactions by selling the Shares directly to purchasers or to or through broker-dealers which may act as agents or principals. In effecting sales, broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholder and any broker-dealers that act in connection with the sale of the Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived. Because the Selling Stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholder will be subject to prospectus delivery requirements under the Securities Act. Furthermore, the Selling Stockholder, any broker or dealer and any "affiliated purchasers" will be subject to the applicable provisions of the Exchange Act and the Securities Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which provisions may limit the timing of the purchases and sales of the Company's securities by the Selling Stockholder, any broker or dealer and any "affiliated purchasers."

         The Company will receive no portion of the proceeds of the sale of the Shares offered hereby and will bear all costs and expenses incident to their registration.

                                 LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P., San Antonio, Texas.

                                    EXPERTS

         The consolidated financial statements included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

================================================================================


NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                        ------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . .       2
Incorporation of Certain Documents  . . . . . . . . . . . . . . . . . .       2
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
Glossary of Technical Terms . . . . . . . . . . . . . . . . . . . . . .       14
Disclosure Regarding Forward-Looking
         Statements . . . . . . . . . . . . . . . . . . . . . . . . . .       15
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . .       16
Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . .       16
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . .       17
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17



================================================================================



================================================================================





                                 370,000 SHARES




                            LIFEQUEST MEDICAL, INC.




                                  COMMON STOCK



                        ------------------------------


                              P R O S P E C T U S


                               SEPTEMBER 4, 1998


                        ------------------------------





================================================================================

                                    PART II

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                 The estimated expenses in connection with this offering are:

                 SEC registration fee*                                                                           $    266
                 Legal fees and expenses*                                                                          10,000
                 Miscellaneous*                                                                                     1,000
                                                                                                                 --------
                 Total*                                                                                          $ 11,266

                 --------------------
                 *  Estimated

                 The Company has agreed to pay all the costs and expenses of this offering.

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law empowers the Registrant to, and the Bylaws of the Registrant provide that it shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Registrant, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.


ITEM 16.         EXHIBITS.

Exhibit No.      Exhibit

5                Opinion of Fulbright & Jaworski L.L.P. regarding legality.

24.1             Consent of Fulbright & Jaworski L.L.P. (contained in
                 Exhibit 5).

24.2             Consent of Arthur Andersen LLP.

25               Power of Attorney (included on signature page).


ITEM 17.         UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio and State of Texas the 4th day of September, 1998.

                                  LIFEQUEST MEDICAL, INC.

                                  By:   /s/ Randall K. Boatright
                                     ------------------------------------------
                                        Randall K. Boatright
                                        Executive Vice President, Chief
                                        Financial Officer and Secretary

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Richard A. Woodfield or Randall K. Boatright, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                  TITLE                                         DATE
---------                                  -----                                         ----

/s/ Richard A. Woodfield**                                                               September 4, 1998
----------------------------------
Richard A. Woodfield                       President, Chief Executive
                                           Officer and Director
                                           (Principal Executive Officer)

/s/ Randall K. Boatright                                                                 September 4, 1998
----------------------------------
Randall K. Boatright                       Executive Vice President,
                                           Chief Financial Officer and Director
                                           (Principal Financial Officer,
                                           and Principal Accounting Officer)

/s/ William H. Bookwalter**                                                              September 4, 1998
----------------------------------
William H. Bookwalter                      Vice President and Director

/s/ Kalford C. Fadem**                                                                   September 4, 1998
----------------------------------
Kalford C. Fadem                           Vice President and Director

/s/ Richard H. Klein**
----------------------------------
Richard H. Klein                           Vice President and Director

/s/ Robert B. Johnson**                                                                  September 4, 1998
----------------------------------
Robert B. Johnson                          Vice President and Director



s/ Jeffrey H. Berg**                                                                     September 4, 1998
----------------------------------
Jeffrey H. Berg                            Director

/s/ Robert L. Evans**                                                                    September 4, 1998
----------------------------------
Robert L. Evans                            Director

** By:          /s/ Randall K. Boatright
       ------------------------------------
                Randall K. Boatright
                Attorney-in-Fact

                                 EXHIBIT INDEX



EXHIBIT NO.                                         EXHIBIT                                     PAGE
----------                                          -------                                     ----

    5           Opinion of Fulbright & Jaworski L.L.P. regarding legality  . . . . . . . .       5

    23.1        Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5)  . . . . .       5

    23.2        Consent of Arthur Andersen LLP . . . . . . . . . . . . . . . . . . . . . .       6

    24          Power of Attorney (included on signature page) . . . . . . . . . . . . . .       3
